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                                  Exhibit 12.1
                                  ------------

    Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the three month periods ended March 31, 1999 and
                                 March 31, 1998


                                                       For the three months ended
                                                  March 31, 1999        March 31, 1998
                                                  --------------        --------------
     Net income                                      $ 29,032              $ 22,754
     Interest expense                                  34,358                15,915
     Amortization of capitalized interest                  23                    --
                                                     --------              --------
     Earnings before interest                          63,413                38,669

     Interest expense                                  34,358                15,915
     Interest capitalized                                 311                    --
     Interest portion of rentals                           88                    --
     Preferred dividends                                  875                   875
                                                     --------              --------
     Fixed charges                                     35,632                16,790

     Earnings to fixed charges and preferred
       stock dividend requirements                       1.78                  2.30
                                                     ========              ========
